EXHIBIT 99.1

GAPSHARE 401(K) PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2009	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4:—Schedule of Assets (Held at End of Year) as of December 31, 2009	9-10
Form 5500, Schedule H, Part IV, Line 4j:—Schedule of Reportable Transactions for the year ended December 31, 2009	11

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the GapShare 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare 401(k) Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2009, and (2) transactions in excess of five percent of the current value of plan assets for the year ended December 31, 2009, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2009 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
June 29, 2010

GAPSHARE 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2009 AND 2008

	2009	2008
Investments, at fair value:
Mutual funds	$505,786,174	$234,975,421
Collective trust funds	43,946,595	152,227,741
The Gap, Inc. common stock	71,719,418	51,076,056
Participant loans	22,668,687	19,220,274

Total investments at fair value	644,120,874	457,499,492
Cash	—	9
Participant contributions receivable	523,554	491,553
Employer contributions receivable	425,822	438,564
Interest receivable	16,878	18,626

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	645,087,128	458,448,244
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,319,705)	3,184,922

NET ASSETS AVAILABLE FOR BENEFITS	$643,767,423	$461,633,166

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2009

2009
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$108,885,820
Net appreciation in fair value of collective trust funds	7,062,502
Net appreciation in fair value of The Gap, Inc. common stock	28,308,234
Dividends and interest	12,347,640

Total investment income	156,604,196

Contributions:
Employer	34,647,195
Participants	56,477,409

Total contributions	91,124,604

Total additions	247,728,800

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	64,559,374
Administrative expenses and other	1,035,169

Total deductions	65,594,543

INCREASE IN NET ASSETS	182,134,257
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	461,633,166

End of year	$643,767,423

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 and 2008

1.	DESCRIPTION OF PLAN

General - The GapShare 401(k) Plan (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full-time and part-time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and credited with at least 1000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Contributions - The minimum level of participant contributions is 1% of base salary. Total pre-tax and Roth contributions may not exceed a maximum of 30% of total eligible compensation on a pre-tax basis. Total after-tax contributions may not exceed a maximum of 21% of total eligible compensation on a pre-tax basis. Total pre-tax, Roth and after-tax contributions cannot exceed 51% of total eligible compensation. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes plus Roth contributions was $16,500 and $15,500 for the years ended December 31, 2009 and 2008, respectively. The maximum compensation allowable for Plan allocation purposes was $245,000 and $230,000 for the years ended December 31, 2009 and 2008, respectively.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2009, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $49,000 and $46,000 for the years ended December 31, 2009 and 2008, respectively. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper - Wells Fargo & Company (“Wells Fargo”) acquirer of Wachovia Bank N.A. (“Wachovia”) served as trustee and record keeper from January 1, 2009 to June 30, 2009. T. Rowe Price served as trustee and record keeper (the “Trustee”) from July 1, 2009 to December 31, 2009.

Investment Options - At December 31, 2009, the Plan’s assets were invested in a number of registered investment funds, one collective trust, and the Plan Sponsor’s common stock at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2009 and 2008, the Plan held 5,051,375 shares (market value of $14.20 per share) and 3,768,063 (market value of $13.39 per share), respectively, of the Plan Sponsor’s common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $50 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2009, there were 7,250 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2010 to 2024. As of December 31, 2008, there were 5,479 such loans, with interest rates ranging from 5% to 10.5%, maturing from 2009 to 2023.

Automatic Enrollment - The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses - The Plan’s administrative expenses are allocated to participant accounts with a market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis for the period from January 1, 2009 to June 30, 2009. Starting July 1, 2009 with the change in trustee and record keeper from Wells Fargo to T. Rowe Price, each participant account is now charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds and investment contracts. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Shares of mutual funds and The Gap, Inc. common stock are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Collective trust fund includes the T. Rowe Price Stable Value Fund Schedule B and is valued at the fair value of the underlying investments and then adjusted by the issuer to contract value.

The T. Rowe Price Stable Value Fund Schedule B is a stable value fund comprised of guaranteed investment contracts, synthetic investment contracts, and money market funds. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of mutual funds and collective funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements - In January 2010, the FASB issued an accounting standards update to amend and clarify existing guidance related to fair value measurements and disclosures. This guidance adds new requirements for disclosures related to transfers into and out of Level 1 and Level 2 and requires separate disclosure of purchases, sales, issuances, and settlements related to Level 3 measurements. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques used to measure fair value. The update is effective for interim and annual reporting periods beginning after December 15, 2009, except for the requirement to disclose purchases, sales, issuances, and settlements related to Level 3 measurements, which will be effective for fiscal years beginning after December 15, 2010. Plan Management is evaluating the impact on the Plan’s disclosures.

The FASB issued a staff position concerning the determination of fair values for assets and liabilities when there is no active market or where the prices used might represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. It also outlines factors to be used to determine whether there has been a significant decrease in the volume and level of activity for the assets and liabilities when compared with normal market activity.

The FASB issued an accounting standards update expanding the required disclosures for certain investments with a reported net asset value to include the nature of any restrictions on the investor’s ability to redeem investments at the measurement date, any unfunded commitments, and the investment strategies of the investee. It permits, as a practical expedient, an entity holding investments in certain entities that calculate net asset value per share or its equivalent for which the fair value is not readily determinable, to measure the fair value of such investments on the basis of that net asset value per share or its equivalent without adjustment. The expanded disclosures are effective for the first reporting period ending after December 15, 2009. Adoption had no impact on the Statements of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.

3.	FAIR VALUE MEASUREMENTS

The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2009 and 2008 are as follows:

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total
The Gap, Inc. common stock	$71,719,418	$		$		$71,719,418
Mutual Funds:
Balanced funds	438,002,616					438,002,616
Equity funds	39,153,377					39,153,377
Fixed income funds	12,360,316					12,360,316
International equity funds	16,269,865					16,269,865

Total Mutual Funds	505,786,174					505,786,174

Collective trust fund			43,946,595			43,946,595
Participant loans					22,668,687	22,668,687

Total	$577,505,592		$43,946,595		$22,668,687	$644,120,874

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total
The Gap, Inc. common stock	$51,076,056	$		$		$51,076,056

Mutual Funds:
Balanced funds	18,319,414					18,319,414
Equity funds	125,389,429					125,389,429
Fixed income funds	46,812,985					46,812.985
International equity funds	44,453,593					44,453,593

Total Mutual Funds	234,975,421					234,975,421

Collective trust funds			152,227,741			152,227,741
Participant loans					19,220,274	19,220,274

Total	$286,051,477		$152,227,741		$19,220,274	$457,499,492

The following table is a reconciliation of Level 3 assets for which significant unobservable inputs were used to determine fair value:

Balance as of January 1, 2009	$19,220,274
Participant loan originations	14,144,370
Loan payments received	(8,462,975)
Loan pay-off by distribution	(2,232,982)

Balance as of December 31, 2009	$22,668,687

4.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2009 and 2008 are as follows:

	2009	2008
T. Rowe Price Retirement 2020 Fund, 2,272,153 and 324,072 shares, respectively	$33,173,431	$3,600,440
T. Rowe Price Retirement 2025 Fund, 5,386,111 and 52,862 shares, respectively	57,146,633	419,727
T. Rowe Price Retirement 2035 Fund, 9,114,339 and 64,065 shares, respectively	97,067,708	499,067
T. Rowe Price Retirement 2045 Fund, 4,948,160 and 47,539 shares, respectively	49,976,420	350,837
T. Rowe Price Retirement 2030 Fund, 5,515,895 and 499,169 shares, respectively	83,400,328	5,570,725
T. Rowe Price Retirement 2040 Fund, 4,781,578 and 468,905 shares, respectively	72,440,913	5,195,472
T. Rowe Price Stable Value Fund Schedule B, 42,626,890 and 0 shares, respectively (a)	43,946,595	—
The Gap, Inc. Common Stock, 5,051,375 and 3,768,063 shares, respectively	71,719,418	51,076,056
Harbor Capital Appreciation Fund, 219,791 and 2,109,748 shares, respectively	7,184,961	48,777,389
T. Rowe Price New Horizons Fund, 228,459 and 1,595,020 shares, respectively	5,843,993	28,375,414
RVST Core Balanced Fund II, 0 and 8,680,826 shares, respectively	—	82,059,857
PIMCO Total Return Fund, 1,144,474 and 4,013,183 shares, respectively	12,360,316	46,812,985
RVST Income Fund II, 0 and 1,509,494 shares, respectively (b)	—	40,850,057
RVST Equity Index Fund II, 0 and 1,049,351 shares, respectively	—	29,317,827
American Europacific Growth Fund, 431,333 and 1,612,975 shares, respectively	16,269,865	44,453,593
Neuberger Berman Genesis Fund, 283,252 and 829,422 shares, respectively	11,117,623	25,786,751

(a)	The contract value of T. Rowe Price Stable Value Fund Sch B is $42,626,890 as of December 31, 2009, in which the adjustment from fair value to contract value was calculated based on the Plan’s proportionate share of ownership in the collective trust funds.
(b)	The contract values of RVST Income Fund II are $0 and $44,034,979 as of December 31, 2009 and 2008, respectively, in which the adjustments from fair value to contract value were calculated based on the Plan’s proportionate share of ownership in the collective trust funds.

5.	COLLECTIVE TRUST FUNDS

T. Rowe Price Trust Company operates a collective trust fund referred to as the Stable Value Fund (the “Fund”). The beneficial interest of each investor is represented by units which are issued and redeemed daily at the Fund’s constant net asset value of $1 per unit. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the Fund’s policy to use its best efforts to maintain a stable net asset value of $1 per unit although there is no guarantee that the Fund will be able to maintain this value.

Investors ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

Trust units are issued and redeemed only on a valuation date and at the net asset value per unit computed on that date. Trust units may be redeemed on a daily basis to meet benefit payments and other participant-initiated withdrawals permitted by the Plan. Under the terms of the Fund’s Declaration of Trust, Fund investees are required to provide either 12- or 30- month advance written notice to the Fund’s trustee prior to redemption of trust units; the notice period may be shortened or waived by the Fund’s trustee in its sole discretion.

6.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service (“IRS”) dated May 14, 2008 (reflecting amendments made to the Plan through December 28, 2006), stating that the Plan is qualified under Section 401(a) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes.

7.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

8.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of collective trust funds managed by T. Rowe Price. T. Rowe Price is the Trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2009, plan administrative expenses of $125,037 and $910,132 were paid to T. Rowe Price and the former Trustee, Wachovia, respectively.

At December 31, 2009 and 2008, the Plan held 5,051,375 and 3,768,063 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $48,106,827 and $23,410,145, respectively. During the year ended December 31, 2009, the Plan recorded dividend income from The Gap, Inc. common stock of $1,247,139.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Year Ended December 31, 2009
Net assets available for benefits per financial statements	$643,767,423
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,319,705
Less: Deemed distributed loans	(1,602,629)

Net assets available for benefits per Form 5500	$643,484,499

Participant loans per financial statements	$22,668,687
Less: Deemed distributed loans	(1,602,629)

Participant loans per Form 5500	$21,066,058

Year Ended December 31, 2009
Total deductions per financial statements	$65,594,543
Add: Deemed distributed loans interest	261,347
Less: Loan balances paid by distributions	(2,749,355)

Total deductions per Form 5500	$63,106,535

* * * * * *

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4:—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2009

Identity of Issuer or Borrower	Description of Investment	Fair Value
Mutual funds:
Harbor Capital Appreciation Fund	Mutual Fund 219,791 shares	$7,184,961
T. Rowe Price Retirement 2010 Fund	Mutual Fund 488,382 shares	6,812,928
T. Rowe Price Retirement 2020 Fund	Mutual Fund 2,272,153 shares	33,173,431
T. Rowe Price Retirement 2030 Fund	Mutual Fund 5,515,895 shares	83,400,328
T. Rowe Price Retirement 2040 Fund	Mutual Fund 4,781,578 shares	72,440,913
T. Rowe Price Retirement 2055 Fund	Mutual Fund 80,210 shares	672,163
T. Rowe Price Retirement 2050 Fund	Mutual Fund 2,023,688 shares	17,160,872
T. Rowe Price Retirement 2045 Fund	Mutual Fund 4,948,160 shares	49,976,420
T. Rowe Price Retirement 2035 Fund	Mutual Fund 9,114,339 shares	97,067,708
T. Rowe Price Retirement 2025 Fund	Mutual Fund 5,386,111 shares	57,146,633
T. Rowe Price Retirement 2015 Fund	Mutual Fund 1,719,886 shares	18,351,186
T. Rowe Price Retirement 2005 Fund	Mutual Fund 172,417 shares	1,800,034
T. Rowe Price Retirement Income Fund	Mutual Fund 83,780 shares	1,022,956
Vanguard Institutional Index Fund	Mutual Fund 75,886 shares	7,738,852
NB Socially Responsible Trust	Mutual Fund 93,728 shares	1,336,557
Small-Cap Value Fund	Mutual Fund 82,004 shares	2,417,478
Vanguard Value Index Signal Fund	Mutual Fund 128,532 shares	2,490,957
Neuberger Berman Genesis Fund	Mutual Fund 283,252 shares	11,117,623
PIMCO Total Return Fund	Mutual Fund 1,144,474 shares	12,360,316
American Europacific Growth Fund	Mutual Fund 431,333 shares	16,269,865
T. Rowe Price New Horizons Fund	Mutual Fund 228,459 shares	5,843,993

Total mutual funds		505,786,174

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4:—SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)

AS OF DECEMBER 31, 2009

Identity of Issuer or Borrower	Description of Investment	Fair Value
Collective trust funds:
T. Rowe Price Stable Value Fund Schedule B *	Collective trust 42,626,890 shares	43,946,595

The Gap, Inc. Common Stock*	Common Stock 5,051,375 shares	71,719,418

Participant Loans*	7,250 loans with interest rates from 4.25% to 10.5%, maturing from 2010 to 2024	22,668,687

TOTAL		$644,120,874

*	- Represents party-in-interest transaction.

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4j—SCHEDULE OF REPORTABLE TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Cost of Asset	Current Value on Transaction Date	Net Gain (Loss)
RVST Core Balanced Fund II	Collective trust fund	$107,199,234	$97,208,886	$107,199,234	$97,208,886	$(9,990,348)
RVST Equity Index Fund II	Collective trust fund	36,591,948	31,823,024	36,591,948	31,823,024	(4,768,924)
RVST Income Fund II	Collective trust fund	25,000,000	25,000,000	23,371,669	25,000,000	1,628,331
PIMCO Total Return Fund	Mutual Fund	45,899,200	51,929,508	45,899,200	51,929,508	6,030,308
Harbor Capital Appreciation Fund	Mutual Fund	68,075,616	56,512,242	68,075,616	56,512,242	(11,563,374)
Neuberger Berman Genesis Fund	Mutual Fund	37,005,251	27,796,164	37,005,251	27,796,164	(9,209,087)
T. Rowe Price New Horizons Fund	Mutual Fund	47,512,094	33,438,343	47,512,094	33,438,343	(14,073,751)
America Europacific Growth Fund	Mutual Fund	60,711,625	50,523,672	60,711,625	50,523,672	(10,187,953)
T. Rowe Price 2020 Fund	Mutual Fund	33,063,416	—	33,063,416	—	—
T. Rowe Price 2025 Fund	Mutual Fund	53,785,335	—	53,785,335	—	—
T. Rowe Price 2035 Fund	Mutual Fund	89,020,409	—	89,020,409	—	—
T. Rowe Price 2045 Fund	Mutual Fund	48,752,910	—	48,752,910	—	—
T. Rowe Price 2030 Fund	Mutual Fund	77,891,877	—	77,891,877	—	—
T. Rowe Price 2040 Fund	Mutual Fund	67,451,539	—	67,451,539	—	—
T. Rowe Price Stable Value Fund Schedule B	Collective trust fund	48,595,210	—	48,595,210	—	—
The Gap, Inc.	Common stock	52,634,631	—	52,634,631	—	—
The Gap, Inc. Stable Value Fund	Collective trust fund	44,510,622	44,627,696	44,510,622	44,627,696	117,074